Exhibit 99.1

Amplify Team:

This morning, I am excited to announce Hershey’s planned acquisition of Amplify Snack Brands.

Hershey is the second largest snacks company in the U.S. with iconic brands, a growing portfolio across the broader snack wheel, and an international presence in over 70 countries. Hershey has approximately $7.4B Net Sales in 2016 and approximately 18,000 employees around the world. Hershey is known for its iconic brands; Hershey’s Chocolate, Hershey’s Kisses, Reese’s, Kit Kat, Twizzlers, Jolly Rancher, Take5, Milk Duds, Almond Joy and Mounds, PAYDAY, Ice Breakers, and others. Some newer brands include; Brookside, barkTHINS, KRAVE Jerky, and Hershey’s Cookie Layer Crunch.

Earlier this year, Hershey’s new President and CEO, Michele Buck, put forward a bold vision to be an Innovative Snacking Powerhouse and this morning’s announcement is a significant step forward on this journey. Amplify represents Hershey’s first acquisition of scale into the savory snacking category allowing Hershey to move further into the ‘fuel’ space of the consumer demand landscape. It also provides a great opportunity for Hershey to leverage their category management capabilities in the $14 billion warehouse snacks space. To help put this in perspective, at the conclusion of the transaction, Skinny Pop will become Hershey’s sixth largest brand!

Hershey is also a great cultural fit with Amplify. Hershey is a purpose-driven organization. (https://www.thehersheycompany.com/en_us/this-is-hershey.html) At the heart of the company is a passion for “Bringing Goodness to the World” though its iconic brands, remarkable people and helping children in need. I believe Amplify’s brands and teammates will benefit tremendously by being part of this great organization.

In the near term, and through the transaction process, we will continue operating in a “business as usual” mode. Amplify and Hershey commercial and operational teams will remain focused on their respective product portfolios and delivering their year ends. Following the close of the transaction, Hershey plans to have Amplify operate as a standalone business through at least 2018 with a small team working through opportunities for integration.

In terms of timing, we do expect this transaction to close in the first quarter of 2018. As we progress through this process, you will receive regular updates through our town hall meetings, e-mail or through your managers. For those interested, a press release regarding the transaction is also available. https://www.thehersheycompany.com/content/corporate/en_us/news-center/news-detail.html

Michelle will also be announcing the deal live on a conference call this morning – please feel free to dial in and listen. The call can be accessed by dialing (877) 888-4294 (U.S. / Canada) or (785) 4241877 (International) and providing the passcode “Hershey”. A replay of the call will be available until January 1, 2018 at 12:00 AM ET by dialing (800) 934-8468 (U.S./Canada) or (402)

220- 6998 (International). The webcast and accompanying presentation of the conference call will be available on Hershey’s website (www.thehersheycompany.com/en_us/investors.html) prior to the start of the call.

This transaction will help take our brands to the next level. Joining Hershey is incredibly exciting. It is a company that is building a bright future through core brand leadership and expanding its snacks portfolio.

I want to thank you for your passion and hard work in 2017. Together we have so much to be proud of and I look forward to an exciting future for all of us.

Tom

Forward Looking Statements

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of the proposed transaction identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including the risks and uncertainties discussed in the Company’s filings with the SEC, in particular the factors discussed in detail in the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, the tender offer documents to be filed by Parent and Acquisition Sub, and the Solicitation/Recommendation Statement to be filed by the Company, as well as, among other things: (1) the ability to obtain requisite regulatory approvals required to complete the proposed transaction with Parent, (2) the satisfaction of the conditions to the consummation of the proposed transaction, (3) the timing of the completion of the proposed transaction, (4) the potential impact of the announcement or consummation of the proposed transaction on our relationships, including with employees, suppliers and customers, and (5) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability.

Additional Information and Where to Find It

The tender offer referred to in this document has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Parent and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Parent and its acquisition subsidiary will cause to be filed a tender offer statement on Schedule TO with the SEC, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY THE COMPANY’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to the Company’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of the Company by accessing Amplify Snack Brands, Inc.’s website at www.amplifysnackbrands.com or upon written request to Amplify Snack Brands, Inc., 500 W. 5th Street, Suite 1350, Austin, TX 78701. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.